Note: On December 21, 2007, for convenience the Company restated and integrated its Certificate of Incorporation, as previously amended and supplemented and last amended on May 19, 2006. The following Restated Certificate does not amend the Certificate of Incorporation.

RESTATED CERTIFICATE OF INCORPORATION

OF

STAAR SURGICAL COMPANY

Pursuant to Sections 103 and 245(a) of the Delaware Genera1 Corporation Law (the “DGCL”), STAAR Surgical Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), certifies the following:

1.   The Corporation was originally incorporated in the State of Delaware on April 3, 1986.

2.  This Restated Certificate of Incorporation merely restates and integrates the provisions of the Certificate of Incorporation as heretofore amended or supplemented and does not further amend the Certificate of Incorporation.

3.  This Restated Certificate of Incorporation was duly approved by the Board of Directors in accordance with Section 245(a) of the DGCL.

4.  The Certificate of Incorporation is hereby restated in its entirety as follows:

FIRST: The name of the Corporation is STAAR Surgical Company.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 410 South State Street in the city of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

(a) The Corporation shall be authorized to issue SEVENTY MILLION (70,000,000) shares, consisting of SIXTY MILLION (60,000,000) shares of Common Stock, each of the par value of $.01 (“Common Stock”), and TEN MILLION (10,000,000) shares of Preferred Stock, each of the par value of $.01 (“Preferred Stock”).

(b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

Except as otherwise required by statute or provided for by resolution or resolutions of the Board of Directors, as hereinafter set forth, the holders of the Common Stock of the Corporation shall possess the exclusive right to vote for the election of directors and for all other corporate purposes.

The Preferred Stock shall each be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment dated shall be cumulative; and the redemption price or prices for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

FIFTH: The name and mailing address of the Incorporator is as follows:

Name	Mailing Address
Elliot H. Lutzker	Snow, Becker, Kroll, Klaris & Kraus, P.C.
99 Park Avenue
17th Floor
New York, New York 10016

SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

EIGHTH: The Corporation shall to the full extent permitted by Section 145 of the Delaware General Corporation Law indemnify all persons whom it may indemnify pursuant thereto.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement then the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

TENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper/personal benefit.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by Statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:

(a) The number of directors that shall constitute the entire Board of Directors of this Corporation shall be not less than three (3) nor more than seven (7), subject to the provisions of this Article TWELFTH. The exact number of directors shall be fixed, within the foregoing limitations, by the vote of a majority of the entire Board of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Directors need not be stockholders. Except as otherwise provided by statute or this Certificate of Incorporation or the Corporation’s Bylaws, the directors shall be elected at the annual meeting of stockholders. Each director shall hold office until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed.

(b) Beginning at the Annual Meeting of stockholders in 2006, directors shall be elected by a plurality of votes of the shares that are represented in person or by proxy at the Annual Meeting of stockholders in each year and that are entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified, provided that directors in office prior to the 2006 Annual meeting shall continue in office until the expiration of the terms to which they were originally elected. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in the Bylaws.

(c) Any decrease in the number of directors constituting the Board of Directors shall be effective at the time of the next succeeding annual meeting of the stockholders unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled exclusively by the affirmative vote of a majority of the remaining members of the Board of Directors (and not by stockholders), although less than a quorum, or by a sole remaining director.

(e) Any director may be removed from office only for cause.

THIRTEENTH: No action permitted or required to be taken by stockholders pursuant to the Delaware General Corporation Law may be taken by consent or consents in writing.

FOURTEENTH: Notwithstanding anything contained in this Certificate of Incorporation or the Corporation’s Bylaws to the contrary, Articles Twelfth, Thirteenth and Fourteenth of this Certificate of Incorporation, and Section 11 of Article II, Section 2 of Article III, Section 13 of Article III, and Section 14 of Article III of the Bylaws, shall not be altered, amended or repealed, and no provisions inconsistent therewith shall be adopted, without the affirmative vote of two-thirds or more of the outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, STAAR Surgical Company has caused this Restated Certificate of Incorporation to be executed by Charles Kaufman, its authorized officer, on December 21, 2007.

/s/Charles Kaufman
Charles Kaufman
Secretary